UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

September 4, 2009

Viasystems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-29727 (Commission File Number)	43-1777252 (IRS Employer Identification Number)

101 South Hanley Road, Suite 400, St. Louis, MO		63105
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (314) 727-2087

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On September 4, 2009, Guangzhou Termbray Electronics Technology Company Limited (“GZTET”), a Chinese subsidiary of Viasystems, Inc. (the “Company”), consummated a credit facility contract, the terms of which were agreed by the parties on August 17, 2009, and received a lending commitment for a 200 million Renminbi (approximately US $29.3 million) revolving credit facility (the “Guangzhou 2009 Credit Facility”) from China Construction Bank, Guangzhou Economic and Technical Development District Branch (“CCB”).  The Guangzhou 2009 Credit Facility provides for borrowings denominated in Renminbi and foreign currencies, including the U.S. Dollar.  The borrowings under the Guangzhou 2009 Credit Facility are secured by a mortgage lien on the buildings and land lease at the Company’s manufacturing facility in Guangzhou, China.  This revolving credit facility is renewable annually beginning on June 30, 2010.  Loans under the credit facility will bear interest at the rate of (i) LIBOR plus a margin negotiated prior to each US dollar denominated loan or (ii) the interest rate quoted by the Peoples Bank of China minus 10% for Renminbi denominated loans.  The Guangzhou 2009 Credit Facility agreement has certain restrictions and other covenants that are customary for similar credit arrangements.  There are no financial covenants contained in the 2009 Guangzhou Credit Facility.  The Guangzhou 2009 Credit Facility provides for customary events of default including breaches of statutory or contractual obligations, bankruptcy or insolvency events, transfers of material assets, mergers or acquisitions of GZTET, suspension of operations of GZTET, failure to pay debts when due, loss of mortgaged property, and invalidation of CCB’s security interests.

We expect that GZTET will use the Guangzhou 2009 Credit Facility for working capital and/or general corporate purposes.

The summary of the Guangzhou 2009 Credit Facility in this current report of Form 8-K is qualified in its entirety by reference to the full text of the Guangzhou 2009 Credit Facility, an English translation of which is attached hereto as Exhibit 10.1.

On September 8, 2009, the Company issued a press release, which is filed as Exhibit 99.9 hereto and incorporated by reference, announcing the execution of the Guangzhou 2009 Credit Facility.

Item 1.02   Termination of a Material Definitive Agreement

On September 4, 2009, in connection with the execution of the Guangzhou 2009 Credit Facility the Company provided a notice to voluntarily prepay and cancel the credit agreement that we had previously entered into as of August 17, 2006 (the “2006 Credit Agreement”) with UBS AG Hong Kong Branch and UBS AG, Singapore Branch (together “UBS”).  The 2006 Credit Agreement was for a term of four years and provided a $60 million revolving credit facility and a $20 million term loan facility.

Borrowings under the 2006 Credit Agreement bore interest at LIBOR plus a margin ranging from 1.25% to 2% per annum.  The 2006 Credit Agreement contained customary business covenants that set limits on our ability to pay dividends, to acquire companies, to invest in joint ventures, to dispose of assets and to incur additional debt, among other customary limitations.  Customary financial covenants also defined a maximum Net Debt-to-EBITDA ratio, a minimum EBITDA-to-Net Interest Expense ratio and a maximum annual limits on capital expenditures.

As a result of the prepayment and cancellation of the 2006 Credit Agreement, we will take a charge in the third quarter of 2009 of approximately $0.7 million in conjunction with the write off of related unamortized deferred financing costs.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 with respect to the Guangzhou 2009 Credit Agreement is hereby incorporated by reference into this Item 2.03.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(d) Exhibits
Exhibit No.                                Description
Exhibit 10.1
English translation of the Guangzhou 2009 Credit Facility Contract by and between Guangzhou Termbray Electronics Technology Co., Ltd (Borrower) and China Construction Bank Guangzhou Economic and Technological Development District Branch (Lender).

Exhibit 10.2
English translation of the Maximum Amount Mortgage Agreement by and between Guangzhou Termbray Electronics Technology Co., Ltd (Borrower) and China Construction Bank Guangzhou Economic and Technological Development District Branch (Lender).

Exhibit 99.9	Press Release of Viasystems, Inc. dated September 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 10, 2009
By:           /s/ Gerald G. Sax
Gerald G. Sax
Chief Financial Officer